Filed Pursuant to Rule 433

Registration Statement No. 333-188367

Pricing Term Sheet

Crane Co.

Pricing Term Sheet

Issuer:	Crane Co.

Trade Date:	December 10, 2013

Settlement Date:	December 13, 2013 (T+3)

Ratings (Moody’s / S&P)*:	Baa2 / BBB

2.750% Senior Notes due 2018

Principal Amount:	$250,000,000

Maturity:	December 15, 2018

Coupon (Interest Rate):	2.75%, accruing from December 13, 2013

Public Offering Price:	99.986% of the principal amount

Yield to Maturity:	2.753%

Spread to Benchmark Treasury:	+130 basis points

Benchmark Treasury:	1.25% due November 30, 2018

Benchmark Treasury Price / Yield:	99-01 / 1.453%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2014

Make-Whole Call:	Treasury Rate plus 20 basis points

Par Call:	None

CUSIP / ISIN:	224399 AS4 / US224399AS45

4.450% Senior Notes due 2023

Issuer:	Crane Co.

Principal Amount:	$300,000,000

Maturity:	December 15, 2023

Coupon:	4.45%, accruing from December 13, 2013

Public Offering Price:	99.992% of the principal amount

Yield to Maturity:	4.451%

Spread to Benchmark Treasury:	+165 basis points

Benchmark Treasury:	2.75% due November 15, 2023

Benchmark Treasury Price / Yield:	99-18/ 2.801%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2014

Make-Whole Call:	Treasury Rate plus 25 basis points prior to September 15, 2023

Par Call:	On or after September 15, 2023

CUSIP / ISIN:	224399 AR6 / US224399AR61

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

TD Securities (USA) LLC

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. On December 10, 2013, Moody’s announced a change in the issuer’s senior unsecured rating outlook from stable to negative.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (203) 363-7300 or by writing to the following address: Crane Co., 100 First Stamford Place, Stamford, CT 06902, Attention: Corporate Secretary, or by contacting J.P. Morgan Securities LLC collect at (212) 834-4533 or by contacting Wells Fargo Securities, LLC toll-free at (800) 326-5897 or by emailing a request to cmclientsupport@wellsfargo.com.

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